EXHIBIT 23.1


INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Registration Statement of American Tower Corporation on Form S-8 of:

  i. Our report dated March 6, 1998 (March 27, 1998 as to the sixth paragraph of Note 1 and the second paragraph of Note 4) included in the Annual Report on Form 10-K of American Tower Corporation for that year ended December 31, 1997; and

  ii. Our report dated March 2, 1998 related to the December 31, 1997 and 1996 financial statements of OPM-USA-INC., included in a Current Report on Form 8-K filed by American Tower Corporation on March 20, 1998.


/s/ DELOITTE & TOUCHE LLP
Boston, Massachusetts
February 25, 1999